               Section 240.14a-101  Schedule 14A.
          Information required in proxy statement.
                 Schedule 14A Information
   Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934
                        (Amendment No.  )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
     240.14a-12

                     Honeywell International
 .................................................................
     (Name of Registrant as Specified In Its Charter)


 .................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11

     (1) Title of each class of securities to which transaction applies:


     ............................................................

     (2) Aggregate number of securities to which transaction applies:


     .......................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


     .......................................................

     (4) Proposed maximum aggregate value of transaction:


     .......................................................

     (5)  Total fee paid:


     .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1) Amount Previously Paid:


          .......................................................

          (2) Form, Schedule or Registration Statement No.:


          .......................................................

          (3) Filing Party:


          .......................................................

          (4) Date Filed:


          .......................................................

                                                                          [Logo]


                                           November 5, 2001

To Our Shareowners:

    You are cordially invited to attend the Annual Meeting of Shareowners of Honeywell, which will be held at 10:00 a.m. on Friday, December 7, 2001 at our headquarters, 101 Columbia Road, Morris Township, New Jersey.

    The accompanying notice of meeting and proxy statement describe the matters to be voted on at the meeting. We will also take the opportunity to review our past business results and our outlook for the future.

    YOUR VOTE IS IMPORTANT. We encourage you to read the proxy statement and vote your shares as soon as possible. A return envelope for your proxy card is enclosed for convenience. Most shareowners will also have the option of voting via the Internet or by telephone. Specific instructions on how to vote via the Internet or by telephone are included on the proxy card.

    A map and directions to Honeywell's headquarters appear at the end of the proxy statement. I look forward to seeing you on December 7.

                                           Sincerely,


                                           LARRY BOSSIDY

                                           LAWRENCE A. BOSSIDY
                                           Chairman and Chief Executive Officer

Table of Contents                                             Page
------------------------------------------------------------------

NOTICE OF MEETING...........................................    1

PROXY STATEMENT.............................................    2

VOTING PROCEDURES...........................................    2

ATTENDANCE AT THE ANNUAL MEETING............................    3

BOARD MEETINGS -- COMMITTEES OF THE BOARD...................    3

ELECTION OF DIRECTORS.......................................    5

DIRECTOR COMPENSATION.......................................   10

APPROVAL OF INDEPENDENT ACCOUNTANTS.........................   11

AUDIT COMMITTEE REPORT......................................   12

AUDIT COMMITTEE CHARTER.....................................   13

STOCK OWNERSHIP INFORMATION.................................   15

EXECUTIVE COMPENSATION......................................   16

SHAREOWNER PROPOSALS........................................   23

OTHER INFORMATION...........................................   27

    Shareowner Proposals for 2002 Annual Meeting............   27

    Director Nominations....................................   27

    Expenses of Solicitation................................   27

DIRECTIONS TO COMPANY HEADQUARTERS......................Back Cover

--------------------------------------------------------------------------------
                             YOUR VOTE IS IMPORTANT

    If you are a shareowner of record or a participant in a Honeywell savings plan, you can vote your shares via the Internet or by telephone by following the instructions on your proxy card. If you hold your shares through a bank or broker, you will be able to vote via the Internet or by telephone if your bank or broker offers these options. If voting by mail, please complete, date and sign your proxy card and return it as soon as possible in the enclosed envelope.
--------------------------------------------------------------------------------

                                                                          [Logo]

                    NOTICE OF ANNUAL MEETING OF SHAREOWNERS

    The Annual Meeting of Shareowners of Honeywell International Inc. will be held on Friday, December 7, 2001 at 10:00 a.m. local time, at Honeywell's headquarters, 101 Columbia Road, Morris Township, New Jersey to consider and vote on the following matters described in the accompanying proxy statement:

    1. Election of four directors;

    2. Appointment of PricewaterhouseCoopers LLP as independent accountants for 2001;

    3. A shareowner proposal regarding shareowner rights plans;

    4. A shareowner proposal regarding the annual election of directors;

    5. A shareowner proposal regarding shareowner voting provisions; and

to transact any other business that may properly come before the meeting.

    The Board of Directors has determined that shareowners of record at the close of business on October 19, 2001 are entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,

                                          VICTOR P. PATRICK

                                          Victor P. Patrick
                                          Vice President and Secretary

Honeywell
101 Columbia Road
Morris Township, NJ 07962

November 5, 2001

                                PROXY STATEMENT

    This Proxy Statement is being provided to shareowners in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting of Shareowners to be held on Friday, December 7, 2001.

                               VOTING PROCEDURES

YOUR VOTE IS VERY IMPORTANT

    Whether or not you plan to attend the meeting, please take the time to vote your shares as soon as possible. Your prompt voting via the Internet, telephone or mail may save us the expense of a second mailing.

METHODS OF VOTING

     All shareowners may vote by mail.

     Shareowners of record, as well as shareowners who hold shares in Honeywell savings plans, can vote via the Internet or by telephone.

     Shareowners who hold their shares through a bank or broker can vote via the Internet or by telephone if the bank or broker offers these options.

Please see your proxy card for specific voting instructions.

REVOKING YOUR PROXY

    Whether you vote by mail, telephone or via the Internet, you may later revoke your proxy by:

     sending a written statement to that effect to the Secretary of Honeywell;

     submitting a properly signed proxy with a later date;

     voting by telephone or via the Internet at a later time; or

     voting in person at the Annual Meeting (except for shares held in the savings plans).

VOTE REQUIRED

    The vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Annual Meeting is required for election as a director.

    The affirmative vote of a majority of shares present or represented and entitled to vote on each of Proposals 2 through 5 is required for approval.

ABSTENTIONS AND BROKER NON-VOTES

    Abstentions are not counted as votes 'for' or 'against' a proposal, but are counted in determining the number of shares present or represented on a proposal. Therefore, since approval of Proposals 2 through 5 requires the affirmative vote of a majority of the shares of Common Stock present or represented, abstentions have the same effect as a vote 'against' those proposals. New York Stock Exchange rules prohibit brokers from voting on Proposals 3 through 5 without receiving instructions from the beneficial owner of the shares. In the absence of instructions, shares subject to such 'broker non-votes' will not be counted as voted or as present or represented on those proposals.

OTHER BUSINESS

    The Board knows of no other matters to be presented for shareowner action at the meeting. If other matters are properly brought before the meeting, the persons named as proxies in the accompanying proxy card intend to vote the shares represented by them in accordance with their best judgment.

CONFIDENTIAL VOTING POLICY

    It is our policy that any proxy, ballot or other voting material that identifies the particular vote of a shareowner and contains the shareowner's request for confidential treatment will be kept confidential, except in the event of a contested proxy solicitation or as may be required by law. We may be informed whether or not a particular shareowner has voted and will have access to any comment written on a proxy, ballot or other material and to the identity of the commenting shareowner. Under the policy, the inspectors of election at any shareowner meeting will be independent parties unaffiliated with Honeywell.

SHARES OUTSTANDING

    At the close of business on September 28, 2001, there were approximately 813,188,789 shares of Honeywell common stock outstanding. Each share outstanding as of the October 19, 2001 record date is entitled to one vote.

                        ATTENDANCE AT THE ANNUAL MEETING

    If you are a shareowner of record who plans to attend the meeting, please mark the appropriate box on your proxy card or follow the instructions provided when you vote by telephone or via the Internet. If your shares are held by a bank, broker or other intermediary and you plan to attend, please send written notification to Honeywell Shareowner Services, P.O. Box 50000, Morris Township, New Jersey 07962, and enclose evidence of your ownership (such as a letter from the bank, broker or intermediary confirming your ownership or a bank or brokerage firm account statement). The names of all those planning to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

                   BOARD MEETINGS -- COMMITTEES OF THE BOARD

    The Board of Directors held eight regular meetings and two special meetings during 2000. The average attendance at meetings of the Board and Board Committees during 2000 was 89%.

    The Board currently has the following committees: Audit; Corporate Governance; Corporate Responsibility; Management Development and Compensation and Retirement Plans. Membership and principal responsibilities of the Board committees are described below.

AUDIT COMMITTEE

    The members of the Audit Committee are:

     Russell E. Palmer (Chair)

     Hans W. Becherer

     Marshall N. Carter

     Ann M. Fudge

     James J. Howard

     John R. Stafford

     Michael W. Wright

    The Audit Committee met four times in 2000. The primary functions of this Committee are to: recommend the firm to be appointed as independent accountants to audit our financial statements and to perform services related to the audit; review the scope and results of the audit with the independent accountants; review with management and the independent accountants our interim and year-end operating results; consider the adequacy of the internal accounting and auditing procedures of Honeywell; and consider the accountants' independence. At each meeting Committee members meet privately with representatives of PricewaterhouseCoopers LLP, our independent auditors, and with the Director of Honeywell's Corporate Audit Department.

CORPORATE GOVERNANCE COMMITTEE

    The members of the Corporate Governance Committee are:

     Bruce Karatz (Chair)

     Hans W. Becherer

     Jaime Chico Pardo

     Robert P. Luciano

     Russell E. Palmer

     Ivan G. Seidenberg

     Michael W. Wright

    The Corporate Governance Committee met two times in 2000. The primary functions of this Committee are to: review policies and make recommendations to the Board, as appropriate, concerning the size and composition of the Board; the qualifications and criteria for election to the Board, and procedures for shareowner nomination of candidates for the Board; retirement from the Board; compensation and benefits of non-employee directors; and to review periodically the overall effectiveness of the Board. The Corporate Governance Committee of the Board of Directors will consider qualified nominees for director recommended by shareowners. Recommendations should be submitted in writing to the attention of the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

CORPORATE RESPONSIBILITY COMMITTEE

    The members of the Corporate Responsibility Committee are:

     Ann M. Fudge (Chair)

     Gordon M. Bethune

     Marshall N. Carter

     James J. Howard

    The Corporate Responsibility Committee met one time in 2000. The primary functions of this Committee are to review the policies and programs that are designed to assure Honeywell's compliance with legal and ethical standards and that affect its role as a responsible corporate citizen, including those relating to human resources issues such as equal employment opportunity, to health, safety and environmental matters and to proper business practices.

MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE

    The members of the Management Development and Compensation Committee are:

     Robert P. Luciano (Chair)

     Hans W. Becherer

     Gordon M. Bethune

     Bruce Karatz

     Ivan G. Seidenberg

     John R. Stafford

    The Management Development and Compensation Committee met five times in 2000. The primary functions of this Committee are to: review and recommend the compensation arrangements for officers; approve compensation arrangements for other senior level employees; consider matters related to management development and succession and recommend individuals for election as officers; and review or take such other action as may be required in connection with the bonus, stock and other benefit plans of Honeywell and its subsidiaries.

RETIREMENT PLANS COMMITTEE

    The members of the Retirement Plans Committee are:

     Michael W. Wright (Chair)

     Jaime Chico Pardo

     Ann M. Fudge

     Robert P. Luciano

     Russell E. Palmer

     John R. Stafford

    The Retirement Plans Committee met two times in 2000. The primary responsibilities of this Committee are to: appoint the trustees for funds under the employee pension benefit plans of Honeywell and certain subsidiaries; review funding strategies; set investment policy for fund assets; and oversee and appoint members of other committees investing fund assets.

                        ITEM 1 -- ELECTION OF DIRECTORS

NOMINEES

    Honeywell's Board of Directors is divided into three classes that serve staggered three-year terms and are as nearly equal in number as possible. The Board has nominated four candidates for election as directors for a term ending at the 2004 Annual Meeting.

    All nominees are currently serving as directors. If prior to the Annual Meeting any nominee should become unavailable to serve, the shares represented by a properly signed and returned proxy card or voted by telephone or Internet will be voted for the election of such other person as may be designated by the Board of Directors, or the Board may determine to leave the vacancy temporarily unfilled or reduce the authorized number of directors pursuant to the By-laws.

    Certain information regarding each nominee and each director continuing in office after the Annual Meeting is set forth below.

                NOMINEES FOR ELECTION FOR TERM EXPIRING IN 2004


[PHOTO]               JAMES J. HOWARD, Chairman Emeritus of Xcel Energy Inc. (formerly known as
                      Northern States Power Company)

                      Mr. Howard was Chairman of the Board of Xcel Energy Inc., an energy company, from August 2000 until August 2001. He was Chairman and Chief Executive Officer
                      of Northern States Power since 1988, and President since 1994. Prior to 1987,
                      Mr. Howard was President and Chief Operating Officer of Ameritech Corporation.
                      Mr. Howard is also a director of Ecolab, Inc., NRG Energy, Inc., the Federal Reserve
                      Bank of Minneapolis and Walgreen Company. He was a director of Honeywell Inc.
                      from July 1990 to December 1999.

                      Director since 1999                         Age 66
                      --------------------------------------------------------------------------------------


[PHOTO]               BRUCE KARATZ, Chairman of the Board and Chief Executive Officer of KB Home
                      (formerly known as Kaufman and Broad Home Corporation)

                      Mr. Karatz was elected Chief Executive Officer of KB Home, an international residential and commercial builder, in 1986, and Chairman of the Board in
                      1993. Mr. Karatz is also a director of The Kroger Co. and National Golf
                      Properties, Inc. He was a director of Honeywell Inc. from July 1992 to
                      December 1999.

                      Director since 1999                    Age 56
                      ----------------------------------------------------------------------------

[PHOTO]               RUSSELL E. PALMER, Chairman and Chief Executive Officer of the Palmer Group

                      Mr. Palmer established The Palmer Group, a private investment firm, in 1990, after serving seven years as Dean of The Wharton School of the University of
                      Pennsylvania. He previously served as Managing Director and Chief Executive
                      Officer of Touche Ross International and Managing Partner and Chief
                      Executive Officer of Touche Ross & Co. (USA) (now Deloitte and Touche). He
                      is a director of The May Department Stores Company, Safeguard Scientifics,
                      Inc. and Verizon Communications Inc.

                      Director since 1987                    Age 67
                      ----------------------------------------------------------------------------

[PHOTO]               IVAN G. SEIDENBERG, President and Co-Chief Executive Officer of Verizon
                      Communications Inc.

                      Mr. Seidenberg assumed his current position with Verizon Communications, a telecommunications and information services provider, in June 2000 when Bell
                      Atlantic Corporation and GTE Corporation merged and Verizon Communications
                      Inc. was created. He served as Chairman and Chief Executive Officer of Bell
                      Atlantic from 1999 to June 2000, Vice Chairman, President and Chief
                      Executive Officer from June 1998 to 1999, and Vice Chairman, President and
                      Chief Operating Officer following the merger of NYNEX Corporation and Bell
                      Atlantic in 1997. He joined NYNEX in 1983 and served in several senior management positions before becoming a director and Vice Chairman of the
                      Board in 1991, President and Chief Operating Officer in 1994, and Chairman
                      and Chief Executive Officer in 1995. He is also a director of American Home
                      Products Corporation, Boston Properties, Inc., CVS Corporation and Viacom
                      Inc.

                      Director since 1995                    Age 54
                      ----------------------------------------------------------------------------

      INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2002


[PHOTO]               LAWRENCE A. BOSSIDY, Chairman of the Board and Chief Executive Officer of
                      Honeywell International Inc.

                      Mr. Bossidy was Chief Executive Officer of AlliedSignal Inc. from July 1991 until December 1999 and Chairman of the Board from January 1992 until his retirement in April 2000. AlliedSignal was renamed Honeywell International
                      Inc. on December 1, 1999, when it merged with Honeywell Inc. Mr. Bossidy returned to Honeywell in July 2001 when he assumed his current position. He previously served in a number of executive and financial positions with
                      General Electric Company, a diversified services and manufacturing company, which he joined in 1957. Mr. Bossidy was Chief Operating Officer of General
                      Electric Credit Corporation (now General Electric Capital Corporation) from
                      1979 to 1981, Executive Vice President and Sector Executive of GE's Services
                      and Materials Sector from 1981 to 1984, and Vice Chairman and Executive
                      Officer of GE from 1984 until he joined AlliedSignal in 1991. He is a director of Champion International Corporation, J.P. Morgan Chase & Co. and
                      Merck & Co., Inc.

                      Director since 2001                    Age 66
                      ----------------------------------------------------------------------------

[PHOTO]               MARSHALL N. CARTER, Senior Fellow at the Center for Business and Government,
                      John F. Kennedy School of Government, Harvard University

                      Mr. Carter assumed his current position in January 2001 upon his retirement from State Street Corporation. He joined State Street Corporation and its principal subsidiary, State Street Bank and Trust Company, as President and
                      Chief Operating Officer in 1991. He became Chief Executive Officer in 1992 and Chairman of the Board in 1993. State Street is a provider of services to institutional investors worldwide. Prior to joining State Street, Mr. Carter was with Chase Manhattan Bank for 15 years, and before that he served as an officer in the U.S. Marine Corps.

                      Director since 1999                    Age 61
                      ----------------------------------------------------------------------------

[PHOTO]               ROBERT P. LUCIANO, Chairman Emeritus of Schering-Plough Corporation

                      Mr. Luciano joined Schering-Plough Corporation, a manufacturer and marketer of pharmaceuticals and consumer products, in 1978. He served as President from 1980 to 1986, Chief Executive Officer from 1982 through 1995, and
                      Chairman of the Board from 1984 through October 1998. He became Chairman
                      Emeritus in October 1999. He is a director of Merrill Lynch & Co.

                      Director since 1989                    Age 68
                      ----------------------------------------------------------------------------


[PHOTO]               JOHN R. STAFFORD, Chairman of the Board of American Home Products
                      Corporation

                      Mr. Stafford has held a number of positions with American Home Products, a manufacturer of pharmaceutical, health care and animal health products, since joining that company in 1970. He served as General Counsel, Vice
                      President, Senior Vice President and Executive Vice President before becoming President in 1981, an office he held until 1990 and which he resumed in early 1994. Mr. Stafford was elected Chairman of the Board and
                      Chief Executive Officer in 1986 and assumed his current post in May 2001. He is also a director of Deere & Company, J.P. Morgan Chase & Co. and Verizon
                      Communications Inc.

                      Director since 1993                    Age 64
                      ----------------------------------------------------------------------------

[PHOTO]               MICHAEL W. WRIGHT, Chairman of the Board of SUPERVALU INC.

                      Mr. Wright has been Chairman of SUPERVALU INC., a major food distributor and retailer, since June 2001. He was elected President and Chief Operating
                      Officer in 1978, Chief Executive Officer in 1981, and Chairman of the Board
                      in 1982. He joined SUPERVALU INC. as Senior Vice President of Administration
                      and as a member of the board of directors in 1977. Prior to 1977, Mr. Wright was a partner in the law firm of Dorsey & Whitney. Mr. Wright is also a director of Canadian Pacific Railway Limited, Cargill, Inc., S.C. Johnson &
                      Son, Inc. and Wells Fargo & Company. He was a director of Honeywell Inc.
                      from April 1987 to December 1999.

                      Director since 1999                    Age 63
                      ----------------------------------------------------------------------------

      INCUMBENT DIRECTORS CONTINUING IN OFFICE FOR TERM EXPIRING IN 2003

[PHOTO]               HANS W. BECHERER, Former Chairman and Chief Executive Officer of Deere &
                      Company

                      Mr. Becherer began his business career with Deere & Company, a manufacturer of mobile power machinery and a supplier of financial services, in 1962.
                      After serving in a variety of managerial and executive positions, he became a director of Deere in 1986 and was elected President and Chief Operating
                      Officer in 1987, President and Chief Executive Officer in 1989 and Chairman
                      and Chief Executive Officer in 1990 until his retirement in 2000. He is also a director of J.P. Morgan Chase & Co. and Schering-Plough Corporation.

                      Director since 1991                    Age 66
                      ----------------------------------------------------------------------------


[PHOTO]               GORDON M. BETHUNE, Chairman of the Board and Chief Executive Officer of
                      Continental Airlines, Inc.

                      Mr. Bethune joined Continental Airlines, an international commercial airline company, in February 1994 as President and Chief Operating Officer. He was
                      elected President and Chief Executive Officer in November 1994 and Chairman
                      of the Board and Chief Executive Officer in 1996. From 1988 to 1994, Mr.
                      Bethune served as vice president and general manager of various divisions of
                      The Boeing Company, a manufacturer of commercial jetliners and military aircraft, and he served most recently as vice president and general manager of the Renton Division of the Commercial Airplane Group at Boeing. Prior to
                      1988, Mr. Bethune was senior vice president of operations for Piedmont
                      Airlines, and he held senior management positions as vice president of engineering and maintenance at Western Air Lines, Inc. and at Braniff
                      Airlines. Mr. Bethune is also a director of ANC Corp. He was a director of
                      Honeywell Inc. from April 1999 to December 1999.

                      Director since 1999                    Age 60
                      ----------------------------------------------------------------------------

[PHOTO]               JAIME CHICO PARDO, Vice Chairman and Chief Executive Officer of Telefonos de
                      Mexico, S.A. de C.V. (TELMEX)

                      Mr. Chico Pardo joined TELMEX, a telecommunications company based in Mexico
                      City, as its Chief Executive Officer in 1995. From 1993 to 1995, Mr. Chico
                      Pardo was President and Chief Executive Officer of Grupo Condumex, S.A. de
                      C.V., a manufacturer of products for the construction, automobile and telecommunications industries. Prior to 1993, Mr. Chico Pardo was President and Chief Executive Officer of Euzkadi/General Tire de Mexico, a
                      manufacturer of automotive and truck tires. Mr. Chico Pardo is also
                      Vice-Chairman of Carso Global Telecom and a director of America Movil, Grupo
                      Carso and Prodigy Communications. He was a director of Honeywell Inc. from
                      September 1998 to December 1999.

                      Director since 1999                    Age 51
                      ----------------------------------------------------------------------------


[PHOTO]               ANN M. FUDGE, Former President of Kraft's Beverages, Desserts & Post
                      Divisions and Group Vice President of Kraft Foods, Inc.

                      Ms. Fudge joined General Foods USA in 1986 and held several planning and marketing positions before being appointed Executive Vice President and
                      General Manager of the Dinners and Enhancers Division in 1991. In 1994, she
                      was named President of Kraft General Foods' Maxwell House Coffee Company. In
                      1995, Ms. Fudge assumed the position of Executive Vice President of Kraft
                      Foods, Inc. while continuing to head the Maxwell House Coffee Division as
                      General Manager. She became President of Kraft's Maxwell House and Post
                      Division in 1997, a position she held until February 2001. Ms. Fudge is a director of General Electric Company and the Federal Reserve Bank of New
                      York.

                      Director since 1993                    Age 50
                      ----------------------------------------------------------------------------

                             DIRECTOR COMPENSATION

    Directors who are employees of Honeywell receive no compensation for service on the Board. Each non-employee director receives an annual Board retainer of $65,000, of which $20,000 is automatically credited to the director's account in the Deferred Compensation Plan for Non-Employee Directors in the form of common stock equivalents (which are only payable after termination of Board service). They also receive a fee of $2,000 for Board meetings attended on any day (ten during 2000), an annual retainer of $7,000 for each Board Committee served, and an additional Committee Chair retainer of $5,000 for the Audit and Management Development and Compensation Committees and $3,000 for all other Board Committees. While no fees are generally paid for attending Committee meetings, a $1,000 fee is paid for attendance at a Committee meeting, or other extraordinary meeting related to Board business which occurs apart from a Board meeting. Non-employee directors are also provided with $350,000 in business travel accident insurance and are eligible to elect $100,000 in term life insurance and medical and dental coverage for themselves and their eligible dependents.

    Directors may elect to defer, until a specified calendar year or retirement from the Board, all or any portion of their annual retainers and fees that are not automatically deferred and to have such compensation credited to their account in the Deferred Compensation Plan. Amounts credited either accrue interest (11 percent for 2001) or are valued as if invested in common stock equivalents or one of the other funds available to participants in our savings plan. Amounts deferred in a common stock account earn amounts equivalent to dividends. Upon a change of control, a director will be entitled to a lump-sum payment of all deferred amounts.

    Under the Stock Plan for Non-Employee Directors, each new director receives a one-time grant of 3,000 shares of common stock, which are subject to transfer restrictions until the director's service terminates with the consent of a majority of the Board, provided termination occurs at or after age 65. During the restricted period, the director has the right to receive dividends on and the right to vote the shares. At the end of the restricted period, a director is entitled to one-fifth of the shares granted for each year of service (up to five). However, the shares will be forfeited if the director's service terminates (other than for death or disability) prior to the end of the restricted period. The Plan also provides for an annual grant to each director of options to purchase 2,000 shares of common stock at the fair market value on the date of grant. Option grants vest in cumulative installments of 40 percent on April 1 of the year following the grant date and an additional 30 percent on April 1 of each of the next two years. These options also become fully vested at the earliest of the director's retirement from the board at or after age 70, death, or disability.

                 ITEM 2 -- APPROVAL OF INDEPENDENT ACCOUNTANTS

    Upon the recommendation of the Audit Committee, which is composed entirely of independent directors, the Board of Directors has appointed PricewaterhouseCoopers LLP ('PwC') as independent accountants for the Company to audit its consolidated financial statements for 2001 and to perform audit-related services, including review of our quarterly interim financial information and periodic reports and registration statements filed with the Securities and Exchange Commission and consultation in connection with various accounting and financial reporting matters. PwC provided audit and other services during 2000 for fees totaling $32.9 million. This included the following fees:

        Audit Fees: $5.1 million for the annual audit of the Company's consolidated financial statements and quarterly reviews of interim financial statements in the Company's Form 10-Q reports;

        Financial Information Systems Design and Implementation Fees: $0;

        All Other Fees: $16.1 million for tax services; $10.5 million for audit-related services primarily associated with the Company's mergers and acquisitions activity and various international regulatory filings; and $1.2 million for all other services.

    In accordance with its Charter, the Audit Committee reviews with PwC whether the non-audit services provided by them are compatible with maintaining their independence.

    The Board has directed that the appointment of PwC be submitted to the shareowners for approval. If the shareowners do not approve, the Audit Committee and the Board will reconsider the appointment.

    Honeywell has been advised by PwC that it will have a representative present at the Annual Meeting who will be available to respond to appropriate questions. The representative will also have the opportunity to make a statement if he desires to do so.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE FOR THE APPROVAL OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS.

                             AUDIT COMMITTEE REPORT

    The Audit Committee of the Honeywell International Board of Directors (the Committee) is composed of independent directors and operates under a written charter adopted by the Board of Directors (See page 13).

    Management is responsible for the Company's internal controls and preparing the Company's consolidated financial statements. The Company's independent accountants are responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Committee is responsible for overseeing the conduct of these activities and recommending to the Board of Directors, subject to shareowner ratification, the selection of the Company's independent accountants.

    The Committee reviewed and discussed the Company's consolidated financial statements for the year ended December 31, 2000 with management and the independent accountants. Management represented to the Committee that the Company's consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Committee discussed with the independent accountants matters required to be discussed by Statement on Auditing Standard No. 61, Communication with Audit Committees.

    The Company's independent accountants provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and the Committee discussed with the independent accountants their independence.

    Based on the Committee's discussion with management and the independent accountants and the Committee's review of the representation of management and the report of the independent accountants, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Russell E. Palmer, Chairman
Hans W. Becherer
Marshall N. Carter
Ann M. Fudge
James J. Howard
John R. Stafford
Michael W. Wright

                            AUDIT COMMITTEE CHARTER

    The Committee shall review this Charter on an annual basis and recommend any changes to the Board for approval.

I. COMPOSITION

    The Committee shall be composed of three or more members of the Board of Directors who meet the independence and financial expertise requirements of the New York Stock Exchange.

    The members of the Committee shall be elected by the Board at the recommendation of the Corporate Governance Committee. If an Audit Committee Chair is not designated or present, the members may designate a Chair by majority vote.

II. MEETINGS

    The Committee shall meet at least four times each fiscal year. The Committee shall meet at least annually with management, the chief internal auditor and the independent auditors in separate executive sessions.

III. RESPONSIBILITIES

    The Committee shall provide assistance to the Board of Directors in fulfilling its responsibilities relating to the Company's accounting and financial reporting practices and internal control system.

    The Company's management is responsible for preparing the Company's financial statements and the independent auditors are responsible for auditing those financial statements. The Committee is responsible for overseeing the conduct of these activities by the Company's management and the independent auditors.

    The following shall be the primary activities of the Committee in carrying out its oversight responsibilities. The Committee may, from time to time, alter its procedures as appropriate given the circumstances and shall perform such other functions as may be assigned to it by law, the Company's charter, the By-laws or by the Board.

        1. Review the results of each external audit of the Company's financial statements, including any certification, report, opinion or review rendered by the independent auditor in connection with the financial statements.

        2. Review other matters related to the conduct of the audit which are communicated to the Committee under generally accepted auditing standards.

        3. Based on the review and discussions under 1 and 2 above, the Committee will advise the Board of Directors whether it recommends that the audited financial statements be included in the Company's Annual Report on Form 10-K and prepare the Committee report to be included in the Company's proxy statement in accordance with Securities and Exchange Commission rules.

        4. Review with management and the independent auditors, prior to the filing thereof, the Company's interim financial results to be included in the Form 10-Q and the matters required to be communicated to the Audit Committee under generally accepted auditing standards. The Chair of the Committee may represent the entire Committee for purposes of the interim review.

        5. Recommend to the Board the firm to be engaged as the Company's independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

        6. Approve the fees to be paid to the independent auditor, evaluate the firm's performance and, if appropriate, recommend its discharge.

        7. Receive from the independent auditor annually a formal written statement delineating the relationships between the auditors and the Company consistent with Independence Standards Board Standard Number 1. The Committee shall discuss with the auditor the scope of any disclosed relationships and their impact or potential impact on the auditor's independence and objectivity, and recommend that the full Board take appropriate action to satisfy itself of the auditor's independence.

        8. Review reports of the independent auditor and the chief internal auditor related to the adequacy of the Company's internal accounting controls, including any management letters and management's responses to recommendations made by the independent auditor or the chief internal auditor.

        9. Consider, in consultation with the independent auditor and the chief internal auditor, the scope and plan of forthcoming external and internal audits, the involvement of the internal auditors in the audit examination, and the independent auditor's responsibility under generally accepted auditing standards.

        10. The Committee shall have the power to inquire into any financial matters not set forth above, and shall perform such other functions as may be assigned to it by law, or the Company's charter or By-laws, or by the Board.

                          STOCK OWNERSHIP INFORMATION

COMPLIANCE WITH BENEFICIAL OWNERSHIP REPORTING REQUIREMENTS

    The rules of the Securities and Exchange Commission require that we disclose late filings of reports of stock ownership (and changes in stock ownership) by our directors and executive officers. To the best of Honeywell's knowledge, all of the filings for our executive officers and directors were made on a timely basis in 2000 except that the sale of 33,422 shares by Donald J. Redlinger, Senior Vice President, was reported two weeks after the filing deadline.

FIVE PERCENT OWNERS OF COMPANY STOCK

    As of June 30, 2001, State Street Bank and Trust Company, 225 Franklin Street, Boston, Massachusetts, 02101 held 68,589,690 shares or approximately 8.5 percent of the outstanding common stock as trustee of certain of Honeywell's savings plans. Under the terms of the plans, State Street is required to vote shares attributable to any participant in accordance with instructions received from the participant and to vote all shares for which it does not receive instructions in the same ratio as the shares for which instructions were received. State Street disclaims beneficial ownership of the shares referred to above. State Street also held 17,750,844 shares, or approximately 2.2 percent of the outstanding common stock in various other fiduciary capacities.

    Based on filings available in the SEC's EDGAR system, we believe that as of June 30, 2001, AXA or its affiliates, including the Mutuelles AXA, AXA Financial, Inc., Alliance Capital Management L.P. and The Equitable Life Assurance Society of the United States beneficially owned 42,369,312 shares of common stock (including 379,000 shares of common stock issuable upon exercise of options), representing approximately 5.2 percent of the outstanding common stock. The address of AXA is 25, Avenue Matignon, 75008 Paris, France, and the address of AXA Financial, Inc. is 1290 Avenue of the Americas, New York, New York 10104.

STOCK OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

    In general, 'beneficial ownership' includes those shares a director or executive officer has the power to vote or transfer, and stock options that are exercisable currently or within 60 days. On June 30, 2001, the directors and executive officers of Honeywell at that time beneficially owned, in the aggregate, 3,097,435 shares of common stock which are included in the table below. Directors and executive officers also have interests in stock-based units under Honeywell's plans. While these units may not be voted or transferred, we have included them in the table below as they represent the total economic interest of the directors and executive officers in Honeywell stock.

                                                           NUMBER OF
                         NAME                           SHARES(1)(2)(3)
                         ----                           ---------------
Hans W. Becherer......................................        33,748
Gordon M. Bethune.....................................         5,931
Michael R. Bonsignore.................................     2,054,184
Marshall N. Carter....................................        22,104
Jaime Chico Pardo.....................................         8,430
Giannantonio Ferrari..................................       234,379
Ann M. Fudge..........................................        20,453
James J. Howard.......................................        36,509
Robert D. Johnson.....................................       131,205
Bruce Karatz..........................................        30,689
Peter M. Kreindler....................................       264,042
Robert M. Luciano.....................................        30,605
Russell E. Palmer.....................................        20,347
Ivan G. Seidenberg....................................        21,943
John R. Stafford......................................        44,903
Richard F. Wallman....................................       438,279
Michael W. Wright.....................................        44,444

                                                        (footnotes on next page)

(footnotes from previous page)

(1) The total beneficial ownership for any individual is less than 0.2 percent, and the total for the group is less than 0.5 percent, of the shares of common stock outstanding.

(2) Includes the following number of shares or share-equivalents in deferred accounts, as to which no voting or investment power exists: Mr. Becherer, 21,548; Mr. Bethune, 5,131; Mr. Bonsignore, 3,694; Mr. Carter, 6,884;
    Mr. Chico Pardo, 8,430; Ms. Fudge, 8,253; Mr. Howard, 31,713; Mr. Johnson, 362; Mr. Karatz, 23,498; Mr. Kreindler, 21,758; Mr. Luciano, 11,405;
    Mr. Palmer, 11,147; Mr. Seidenberg, 11,743; Mr. Stafford, 16,703;
    Mr. Wallman, 71,703; Mr. Wright, 41,394; and all directors and executive officers as a group, 296,158.

(3) Includes shares which the following have the right to acquire within 60 days through the exercise of vested stock options: Mr. Becherer, 12,200;
    Mr. Bonsignore, 1,283,194; Mr. Carter, 15,220; Mr. Ferrari, 168,626;
    Ms. Fudge, 12,200; Mr. Johnson, 120,000; Mr. Kreindler, 240,000;
    Mr. Luciano, 19,200; Mr. Palmer, 9,200; Mr. Seidenberg, 10,200;
    Mr. Stafford, 28,200; Mr. Wallman, 364,000; and all directors and executive officers as a group, 2,550,077.

                        REPORT ON EXECUTIVE COMPENSATION

    The Management Development and Compensation Committee of the Board of Directors, subject to the approval of the Board of Directors, determines the compensation of Honeywell's executive officers and oversees the administration of executive compensation programs. The Committee is composed entirely of independent directors.

                  EXECUTIVE COMPENSATION POLICIES AND PROGRAMS

    Honeywell's executive compensation programs are designed to attract and retain highly qualified executives and to motivate them to maximize shareowner returns by achieving aggressive goals. The programs link each executive's compensation directly to Honeywell's performance. A significant portion of each executive's compensation is dependent upon stock price appreciation and meeting financial goals and other individual performance objectives.

    Each year, the Committee reviews the executive compensation policies with respect to the linkage between executive compensation and the creation of shareowner value, as well as the competitiveness of the programs. The Committee determines what changes, if any, are appropriate in our compensation programs. With Board authorization, the Committee approves salary actions and determines the amount of annual bonus and the number and amount of long-term awards for officers.

    Honeywell intends to the extent practicable, to preserve deductibility under the Internal Revenue Code of compensation paid to its executive officers while maintaining compensation programs to attract and retain highly qualified executives in a competitive environment. Accordingly, compensation paid under Honeywell's stock plan and incentive compensation plan is generally deductible although certain compensation paid to some executives may not be deductible.

COMPONENTS OF COMPENSATION

    There are three basic components to Honeywell's 'pay for performance' system: base pay; annual incentive bonus; and long-term incentive compensation (primarily stock options). Each component is addressed in the context of competitive conditions. In determining competitive compensation levels, Honeywell analyzes information from several independent compensation surveys, which include information regarding large industrial and other companies that compete with us for executive talent.

    Base Pay. Base pay is designed to be competitive within 20% above or below median salary levels at other large companies for equivalent positions. The executive's actual salary relative to this competitive framework varies based on individual performance and the individual's skills, experience and background.

    Annual Incentive Bonus. Award levels, like the base salary levels, are set with reference to competitive conditions and are intended to motivate the executives by providing substantial bonus payments for the achievement of aggressive goals. The actual amounts paid for 2000 were determined by performance based on two factors: first, financial performance, which was measured against objectives established for revenue growth, free cash flow, earnings per share and productivity increases; and second, the individual executive's performance against other specific management objectives, such as improving customer satisfaction, increasing the use of Six Sigma processes and driving learning and share ownership opportunities to all employees. Financial objectives were given greater weight than other management objectives in determining bonus payments. The types and relative importance of specific financial and other business objectives varied among Honeywell's executives depending on their positions and the particular operations or functions for which they were responsible.

    Long Term Incentive Compensation. The principal purpose of the long-term incentive compensation program is to encourage Honeywell's executives to enhance the value of Honeywell and, hence, the price of the Common Stock and the shareowners' return. The long-term incentive component of the compensation system (through extended vesting) is also designed to create a retention incentive for the individual to remain with Honeywell.

    The long-term, equity-based compensation program consists primarily of stock option grants that vest over a multi-year period. Honeywell periodically grants new awards to provide continuing incentives for future performance. Like the annual bonus, award levels are set with regard to competitive considerations, and each individual's actual award is based upon the individual's performance, potential for increased responsibility and contributions, leadership ability and commitment to Honeywell's strategic efforts.

    In addition to stock options, awards of restricted units, each of which entitles the holder to one share of Common Stock on vesting, may be made on a select basis to individual executives in order to enhance the incentive for them to remain with Honeywell. These units vest over an extended period of up to five years.

    Shortly following the closing of the merger of Honeywell Inc. and AlliedSignal Inc. in December 1999, the Committee approved grants of stock options and restricted units to executive officers, a portion of which vest only upon satisfaction of performance conditions tied to growth in earnings per share and meeting certain operating margin targets. These performance conditions parallel the vesting conditions for Mr. Bonsignore's performance options and restricted units as provided in his employment agreement. The timing of these grants was designed to link executive and shareowner interest immediately following the merger. These awards were intended to replace the annual grant for 2000 that would have typically been made in the first quarter of 2000.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    In determining the compensation of the Chief Executive Officer, the Committee considers three factors: the absolute and relative performance of the business (particularly in determining bonus awards); the market for such positions (in establishing total compensation levels); and Honeywell's compensation strategy (in determining the mix of pay components).

    In general, Honeywell's strategy is to emphasize linkage to shareowner returns through a predominant emphasis on stock options in the total compensation mix. The Chief Executive Officer receives periodic grants of stock options with a portion of the stock options vesting with the passage of time and a portion vesting tied to achievement of specified performance goals.

    The primary factors considered in determining Mr. Bonsignore's bonus payment included performance vs. plan for financial results (including revenue growth, earnings per share and free cash flow), performance relative to peer companies and strategic achievements.

    Mr. Bonsignore became Chief Executive Officer of Honeywell International Inc. on December 1, 1999 and he also became Chairman of Honeywell International Inc. on April 1, 2000. Mr. Bonsignore retired from these positions on July 3, 2001. He served as Chairman and Chief Executive Officer of Honeywell Inc. from April of 1993.

    Mr. Bonsignore's salary for 2000 was $1,500,000. Based primarily on Honeywell's financial performance in terms of revenue growth, earnings per share growth and free cash flow, Mr. Bonsignore received an annual incentive payment of $975,000 for 2000.

    In accordance with the terms of his employment agreement, Mr. Bonsignore received a grant in December of 1999 of 1,000,000 stock options. In accordance with his employment agreement, these stock options vested upon Mr. Bonsignore's retirement on July 3, 2001.

    In accordance with his employment agreement, Mr. Bonsignore also received a grant of 500,000 stock options that were to vest upon the achievement of certain earnings per share growth targets. Mr. Bonsignore also received a grant of 375,000 restricted units that were to vest in increments of one-third on each of April 1, 2001, 2002 and 2003, if Honeywell achieved specified operating margin targets. Honeywell did not achieve either the earnings per share growth targets or the specified operating margin targets for 2000. Such awards were forfeited upon Mr. Bonsignore's retirement.

SUBMITTED BY THE MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

    Robert P. Luciano (Chair)
    Hans W. Becherer
    Gordon M. Bethune
    Bruce Karatz
    Ivan G. Seidenberg
    John R. Stafford

                           SUMMARY COMPENSATION TABLE

    The following table provides a summary of cash and non-cash compensation with respect to Honeywell's Chief Executive Officer at the end of 2000 and the other four most highly compensated officers of Honeywell during 2000.

                                      ANNUAL COMPENSATION                          LONG-TERM COMPENSATION
                                      -------------------                          ----------------------
                                                                          AWARDS                           PAYOUTS
                                                                          ------                           -------
     NAME AND PRINCIPAL                                           RESTRICTED        OPTIONS       LTIP          ALL OTHER
          POSITION            YEAR  SALARY($)     BONUS($)    STOCK UNITS($)(1)    (SHARES)    PAYOUTS($)    COMPENSATION(2)
          --------            ----  ---------     --------    -----------------    --------    ----------    ---------------
Michael R. Bonsignore(3)      2000  $1,500,000   $  975,000         --                --           --           $  356,551
 Chairman of the Board        1999   1,087,817    2,000,000      $22,781,250       1,781,249   $2,565,000        1,039,122
 and Chief Executive Officer

Giannantonio Ferrari(4)       2000     628,387      325,000         --                --           --              338,669
 Chief Operating Officer and  1999     536,896      775,000        2,039,375         612,251    1,282,500          272,915
 Executive Vice President

Robert D. Johnson             2000     550,000      400,000         --                --        1,187,840(5)        58,913
 Chief Operating Officer and  1999     370,833      625,000        1,882,500         400,000       --               36,469
 Executive Vice President     1998     267,917      300,000         --               190,000       --               31,505

Peter M. Kreindler            2000     480,000      275,000         --               250,000       --              209,625
 Sr. Vice President and       1999     462,500      640,000        1,098,125         333,000       --              386,986
 General Counsel              1998     445,000      550,000         --                --           --              105,705

Richard F. Wallman            2000     480,000      235,000         --               437,500       --              211,042
 Sr. Vice President and       1999     455,833      590,000        1,098,125         333,000       --              352,478
 Chief Financial Officer      1998     410,000      500,000         --                --           --               79,136

---------

(1) The total number of units held and their value as of December 31, 2000 were as follows: Mr. Bonsignore, 375,000 ($17,742,188); Mr. Ferrari, 32,500
    ($1,537,656); Mr. Johnson, 30,000 ($1,419,375); Mr. Kreindler, 17,500
    ($827,969); Mr. Wallman, 17,500 ($827,969). Common stock dividend equivalents are payable on each unit. Restricted units will vest in increments of one-third each on April 1, 2001, 2002 and 2003 if Honeywell achieves specified operating margin targets. The operating margin targets for 2000 were not met, so the one-third increment that would have vested on April 1, 2001 did not vest. In addition, Mr. Bonsignore's and Mr. Ferrari's remaining units were forfeited upon their retirement.

(2) Amounts shown for 2000 consists of matching contributions made by Honeywell under the Savings Plan and Supplemental Savings Plan: for Mr. Bonsignore, $171,705; Mr. Johnson, $30,475; Mr. Kreindler, $38,269; and Mr. Wallman, $19,195; the value of life insurance premiums: for Mr. Bonsignore, $98,447; Mr. Johnson, $28,200; Mr. Kreindler, $21,300; above-market interest earned on deferred compensation: for Mr. Bonsignore, $22,589; Mr. Johnson, $238; Mr. Kreindler, $150,056; and Mr. Wallman, $191,847; the value of perquisites for Mr. Bonsignore, $63,810 which includes a $38,000 cash flexible perquisite payment and $22,730 for the value of personal use of company provided aircraft; and relocation allowances in connection with foreign assignments for Mr. Ferrari, $338,669.

(3) Mr. Bonsignore became an executive officer on December 1, 1999 and retired July 3, 2001.

(4) Mr. Ferrari became an executive officer on December 1, 1999 and retired August 31, 2001.

(5) Payment made in 2000 from the Long Term Performance Plan for Key Executives for the 1998 and 1999 performance period. The plan was discontinued at the time of the merger of AlliedSignal Inc. and Honeywell Inc.

                       OPTION GRANTS IN LAST FISCAL YEAR

    The stock options included in the following table were all granted with an exercise price equal to the fair market value of the common stock on the date of grant.

                                       NUMBER OF     % OF TOTAL
                                       SECURITIES     OPTIONS
                                       UNDERLYING    GRANTED TO     EXERCISE                  GRANT DATE
                                        OPTIONS     EMPLOYEES IN      PRICE      EXPIRATION    PRESENT
                NAME                   GRANTED(#)   FISCAL YEAR      ($/SH)         DATE       VALUE(1)
                ----                   ----------   -----------      ------         ----       --------
M. R. Bonsignore.....................     --          --              --            --            --
G. Ferrari...........................     --          --              --            --            --
R. D. Johnson........................     --          --              --            --            --
P. M. Kreindler......................    250,000(2)      6%         $47.8500      03/23/10    $4,510,335
R. F. Wallman........................    437,500(2)     10%          47.8500      03/23/10     7,893,086

---------

(1) Options are valued using a Black-Scholes option pricing model which assumes a historic five-year average volatility of 32.25 percent, the average dividend yield for the three years ended December 31, 2000 (1.43 percent), a
    6.5 percent risk-free rate of return (based on the average zero coupon five-year U.S. Treasury note yield for the month of grant), and an expected option life of 5.0 years based on past experience. No adjustments are made for non-transferability or risk of forfeiture. Options will have no actual value unless, and then only to the extent that, the common stock price appreciates from the grant date to the exercise date. If the grant date present values are realized, total shareowner value will have appreciated by approximately $14.6 billion, and the value of the granted options reflected in the table will be less than 0.09 percent of the total shareowner appreciation.

(2) Vests 40 percent on January 1, 2001 and 30 percent on each of January 1, 2002 and 2003.

                   AGGREGATED OPTION EXERCISES IN LAST FISCAL
                         YEAR AND FY-END OPTION VALUES

                                                          NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             SHARES                      OPTIONS AT YEAR-END(#)            AT YEAR-END($)
                           ACQUIRED ON      VALUE      ---------------------------   ---------------------------
          NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
          ----             -----------   -----------   -----------   -------------   -----------   -------------
M. R. Bonsignore(1)......    286,326     $10,445,920    1,490,986      1,100,000     $11,075,709       --
G. Ferrari(1)............    253,834       3,836,353       38,626        433,000         --            --
R. D. Johnson............    100,000       1,722,335       --            502,000         --         $  973,635
P. M. Kreindler..........    540,000      15,244,247       40,000        723,000         236,100     4,312,800
R. F. Wallman............    550,000      15,657,340       89,000        895,500       1,313,733     3,982,913

---------

(1) Upon their retirement, Messrs. Bonsignore and Ferrari forfeited 500,000 and 108,000 unexercisable options, respectively.

                               PERFORMANCE GRAPH

    The following graph compares the five-year cumulative total return on the Common Stock to the total returns on the Standard & Poor's 500 Stock Index and the Standard & Poor's Manufacturing (Diversified) Index. The annual changes for the five-year period shown in the graph are based on the assumption that $100 had been invested in Honeywell stock and each index on December 31, 1995 and that all quarterly dividends were reinvested at the average of the closing stock prices at the beginning and end of the quarter.


                            CUMULATIVE TOTAL RETURN

         Based upon an initial investment of $100 on December 31, 1995 with dividends reinvested

                               [PERFORMANCE GRAPH]



                          1995          1996          1997        1998       1999      2000
                          ----          ----          ----        ----       ----      ----
Honeywell                 $100          $143          $168        $195       $257      $214

S&P 500'r'                 100           123           164         211        255       232

S&P'r' Manufacturing
(Diversified) Index        100           138           164         190        234       278

                    EMPLOYMENT AND TERMINATION ARRANGEMENTS

    Mr. Bonsignore's employment agreement provided for his employment as Chairman and Chief Executive Officer through December 31, 2004. During the term of the agreement, Mr. Bonsignore was entitled to receive an annual salary of at least $1,500,000 and an annual target bonus equal to 100 percent of base salary. Under the terms of his agreement, he was entitled to a severance payment of three times his annual salary and bonus upon his retirement in July of 2001.

    When Mr. Ferrari became President of Honeywell Europe in 1992, he entered into an employment agreement with Honeywell Europe that provided for certain salary and benefits in accordance with Belgian law. Mr. Ferrari's position as a chief operating officer of Honeywell was considered to be an international assignment under his Belgian employment contract; therefore, the contract remained in effect until his retirement from Honeywell. Mr. Ferrari was also a party to a change of control agreement with Honeywell Inc. Under this agreement, as a result of the merger of Honeywell Inc. and AlliedSignal Inc., he was entitled to a lump sum payment of three times his salary and target incentive bonus upon his retirement in August of 2001.

    Under the Severance Plan for Senior Executives, the executive officers named in the Summary Compensation Table (other than Messrs. Bonsignore and Ferrari) would be entitled to payments equivalent to base salary and annual incentive bonus (and continuation of certain benefits, such as group life and medical insurance coverage) for a period of 36 months if their employment is terminated other than for 'gross cause' (which includes fraud and criminal conduct). The payments would be made in a lump sum following a change in control. The Severance Plan provides for an additional payment sufficient to eliminate the effect of any applicable excise tax on severance payments in excess of an amount determined under Section 280G of the Internal Revenue Code. Payments subject to the excise tax would not be deductible by Honeywell.

                              RETIREMENT BENEFITS

    The following table illustrates the estimated annual pension benefits which would be provided on retirement at age 65 under Honeywell's retirement program and an unfunded supplemental retirement plan, after applicable deductions for Social Security benefits, to salaried employees having specified average annual remuneration and years of service.

                                                  PENSION TABLE
  AVERAGE                                   YEARS OF CREDITED SERVICE
   ANNUAL      ------------------------------------------------------------------------------------
REMUNERATION      5          10          15           20        25 - 30         35           40
------------      -          --          --           --        -------         --           --
 $  600,000    $ 48,995   $108,995   $  168,995   $  228,995   $  288,995   $  310,372   $  354,710
    800,000      68,995    148,995      228,995      308,995      388,995      415,372      474,710
  1,000,000      88,995    188,995      288,995      388,995      488,995      520,372      594,710
  1,200,000     108,995    228,995      348,995      468,995      588,995      625,372      714,710
  2,000,000     188,995    388,995      588,995      788,995      988,995    1,045,372    1,194,710
  3,000,000     288,995    588,995      888,995    1,188,995    1,488,995    1,570,372    1,794,710
  4,000,000     388,995    788,995    1,188,995    1,588,995    1,988,995    2,095,372    2,394,710

    The benefit amounts shown in the Pension Table are computed on a straight life annuity basis. At January 1, 2001, the following individuals had the indicated number of years of credited service for pension purposes: Mr. Bonsignore, 31; Mr. Johnson, 6; Mr. Kreindler, 9; and Mr. Wallman, 5. Mr. Ferrari has 40 years of service, but is covered under a separate Belgian pension arrangement described below.

    The amounts in the Salary and Bonus columns of the Summary Compensation Table would be included in computing remuneration for pension purposes as well as any payroll based reward and recognition awards. Average annual remuneration under the Pension Plan is calculated based on the highest paid 60 consecutive months of an employee's last 120 months of employment.

    Under his employment agreement, Mr. Bonsignore was entitled to receive during his lifetime, commencing on retirement, Honeywell facilities and services comparable to those provided prior to his retirement, and a retirement benefit equivalent to 60 percent of final average compensation (based on his highest three years of salary and bonus) payable annually for life. Benefits under his agreement will be reduced by any retirement benefits payable under Honeywell's retirement and supplemental retirement plans. Mr. Bonsignore's early retirement agreement increases his retirement benefit to 70 percent of final average compensation.

    Mr. Ferrari is covered by the Belgian pension arrangement, which provides a benefit of 55 percent of final average compensation after 30 years of service, through a combination of the plan and equivalent pension plans in other countries. This arrangement also provides for an additional benefit of 15 percent of final average compensation which is funded by contributions from Mr. Ferrari.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

    In connection with certain tax planning, we secured supplemental retirement payments for three executives by funding them through an escrow arrangement. The amounts funded through an escrow arrangement in 2000 were $4,000,000 for Mr. Bonsignore, $2,100,000 for Mr. Wallman, and $1,400,000 for Dr. Barry C. Johnson. By securing the payments, the executive's tax liability was accelerated. We loaned each executive an amount equal to the related withholding tax obligation. We will also loan each executive additional amounts as necessary to cover the balance of taxes related to securing the payments.

    The loans bear interest at 5.53 percent compounded semiannually and are due December 31, 2004. On December 31, 2000, the amount of loans outstanding totaled $2,977,590, of which $1,635,200 was loaned to Mr. Bonsignore, $765,450 to Mr. Wallman and $576,940 to Dr. Johnson. Under Mr. Bonsignore's retirement agreement, the Company agreed to bear the economic cost of the interest on Mr. Bonsignore's loan and related taxes.

                              SHAREOWNER PROPOSALS

    Shareowners have given Honeywell notice of their intention to introduce the following proposals for consideration and action by the shareowners at the Annual Meeting. The respective proponents have provided the proposed resolutions and accompanying statements and Honeywell is not responsible for any inaccuracies contained therein. For the reasons stated, the Board of Directors does not support these proposals.

        ITEM 3 -- SHAREOWNER PROPOSAL REGARDING SHAREOWNER RIGHTS PLANS

    This proposal has been submitted by Bartlett Naylor, 1255 North Buchanan, Arlington, Virginia 22205 (the owner of 187 shares of Common Stock).

                              -------------------

    Resolved: That shareholders urge that the board of directors will solicit shareholder approval for any 'shareholder rights' plan that might be adopted, and that if this approval is not granted in the form of a majority of shares voted, then any rights plan be redeemed.

    Supporting Statement Shareholder rights plans, sometimes called 'poison pills,' may be adopted by boards at any time. Our company might redeem a pill, adopt another, and redeem that one, three separate moves, between the time this resolution is filed in the fall of 2001, and the time of the 2002 annual meeting in the spring. Yet I believe shareholders frequently oppose pills when they are asked in a vote. This resolution merely urges the board to secure shareholder approval if and when a pill is put in place by the board. The case of Fleming Companies, Inc. and its unpopular pill should serve as a cautionary tale to any board that believes its will supplants shareholder interest. Broadly, the poison pill has come to signify management insulation. By adopting a policy that any shareholder rights plan would be ratified by a shareholder vote, our board could demonstrate a commitment to insure the greatest management care for shareholders.

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Honeywell does not now have a 'shareholder rights' plan, and has no current intention to adopt one. The Board believes that it will be able to best maximize shareowner value if it retains the ability to adopt a plan in the future, if warranted in its judgment, to preserve and protect shareowner interests. The proponent suggests that rights plans stand between management and shareowners. To the contrary, the Board of Directors has a fiduciary duty to and is committed to act in the best interests of Honeywell and its shareowners. This duty applies to all actions, including any future adoption of a rights plan.

    The economic benefits of a shareholder rights plan to stockholders have been validated in several studies. A study published in November 1997 by Georgeson & Company found that companies with shareholder rights plans received $13 billion dollars in additional takeover premiums during the period 1992 to 1996. The Georgeson study also concluded that (1) premiums paid to acquire target companies with shareholder rights plans were on average eight percentage points higher than premiums paid for target companies that did not have such plans,
(2) the presence of a rights plan did not increase the likelihood of the defeat of a hostile takeover bid or the withdrawal of a friendly bid, and (3) rights plans did not reduce the likelihood that a company would become a takeover target. Thus, evidence suggests that rights plans achieve their principal objectives: protection against inadequate offers and abusive tactics and increased bargaining power of the Board resulting in higher value for stockholders.

    The Board believes it is important that it retain the flexibility to adopt a rights plan without having to conduct a shareholder vote in order to maintain the plan. A rights plan is designed to improve the Board's ability to protect and advance the interests of Honeywell and all of its shareowners. It enhances the ability of the Board to negotiate with potential acquirors and discourages coercive takeover tactics that would operate to the detriment of our shareowners. A requirement that we seek shareholder approval for any rights plan could seriously weaken the Board's negotiating position in a hostile situation and leave it less able to protect shareowner interests. We believe that adoption of the proposal would not be in the best interest of our shareowners.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                    ITEM 4 -- SHAREOWNER PROPOSAL REGARDING
                          ANNUAL ELECTION OF DIRECTORS

    This proposal has been submitted by John Chevedden, 2215 Nelson Ave., No. 205, Redondo Beach, California 90278 (the owner of 884 shares of Common Stock).

                              -------------------

    Recommend: Elect each director annually. Shareholders request the Board of Directors take all the necessary steps.

    Objective: Proper oversight of the company's returning Chairman, Mr. Bossidy, and his management team. This is particularly important after the preceding Bonsignore management team blindsided shareholders and then warned that 2nd-quarter 2000 earnings would be lower than analysts expected. Honeywell stock plummeted 25% in days -- Honeywell shocked Wall Street.

    This proposal includes that any future change in the frequency of director election be submitted to a shareholder vote as a stand-alone proposal.

STRONG INSTITUTIONAL INVESTOR SUPPORT

    Fifty-four (54) proposals on this topic won an average 52.7% vote in 2000. Annual election of each director is a core policy for the Council of Institutional Investors (www.cii.org).

    Another CII policy is allowing adoption of shareholder proposals that receive a majority of votes cast as this proposal did in 2000. Institutional investors own 68% of Honeywell stock.

MERELY REINSTATES THE LONG-STANDING PRACTICE AT HONEYWELL

    This proposal, which won 57% shareholder approval at the 2000 meeting of shareholders, merely asks the company to reinstate the long-standing practice at Honeywell before the AlliedSignal-Honeywell combination. This proposal also won strong support in both 1998 and 1999 (greater than 49% approval each year). Percentages are based on votes cast yes and no.

DOUBLE STANDARD AT HONEYWELL?

    Consistent with the Honeywell board accepting shareholder votes for its own election, the board should arguably have a policy to give equal value to shareholder votes for other ballot items. Furthermore, the board need not fear annual election because each director faces no competing candidate.

GREATER MANAGEMENT ACCOUNTABILITY

    Arguably greater management accountability, in part through this proposal, will make Honeywell better prepared in facing challenges highlighted by these types of news reports that could reoccur:

     The 3rd and 4th quarters of 2001 will be down and there aren't a lot of conclusions we can draw from the latest results, said Howard Rubel, Goldman Sachs analyst.

     Honeywell's second-quarter 2001 income slumped 92% -- hurt by a continuing drop in revenue, eroding profit margins and the failed GE combination.

     There are no guarantees Mr. Bossidy will be as successful as in the past.

A RESPECTED SURVEY SHOWS THAT INSTITUTIONAL INVESTORS ARE PREPARED TO PAY AN 18% PREMIUM FOR GOOD CORPORATE GOVERNANCE.

    Source: Wall Street Journal

    To enhance oversight of the company's returning management, vote yes:

                          ELECT EACH DIRECTOR ANNUALLY
                                    YES ON 4

BOARD OF DIRECTORS RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Honeywell's current system of electing directors by classes was approved by the shareowners upon its incorporation in 1985. Under this method, as provided in Honeywell's Certificate of Incorporation and By-laws, approximately one-third of the directors are elected annually by the shareowners.

    The same proponent has presented a proposal to eliminate the classified Board in each of the last five years. The Board of Directors has once again reviewed the issues raised in the proposal and, for the reasons indicated below, continues to believe that the classified Board best serves Honeywell and its shareowners.

    With the classified Board, the likelihood of continuity and stability in the Board's business strategies and policies is enhanced, since generally two thirds of the directors at all times will have had prior experience and familiarity with our business and ongoing affairs. This enables the directors to build on past experience and plan for a reasonable period into the future.

    The classified Board is intended to encourage persons who may seek to acquire control of Honeywell to initiate such action through negotiations with the Board. Otherwise, at least two meetings of shareowners would generally be required to replace a majority of the Board. By reducing the threat of an abrupt change in the composition of the entire Board, classification of directors would provide the Board with an adequate opportunity to fulfill its duties to our shareowners to review any takeover proposal, study appropriate alternatives and achieve the best results for all shareowners. The Board believes that a classified Board enhances the ability to negotiate favorable terms with the proponent of an unfriendly or unsolicited proposal and does not preclude takeover offers.

    The Board believes that directors elected to a classified Board are no less accountable to shareowners than they would be if all directors were elected annually. Since at least four directors must stand for election each year, the shareowners have the opportunity annually to vote against management. The Board addresses many important issues during the year and disagrees with any suggestion that its attention to these issues is in any way affected by the timing of elections.

    The Board disagrees with many of the 'supporting statements' contained in this proposal.

    Adoption of this proposal would not automatically eliminate the classified Board. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, an amendment to the Certificate of Incorporation requires a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such an amendment, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of Honeywell and all of its shareowners.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                    ITEM 5 -- SHAREOWNER PROPOSAL REGARDING
                          SHAREOWNER VOTING PROVISIONS

    This proposal has been submitted by Harold J. Mathis, Jr., P.O. Box 1209, Richmond, Texas 77406-1209 (the owner of 1,292 shares of Common Stock).

                              -------------------
    RESOLVED: ENACT THE 2000 SHAREHOLDER RESOLUTION ADOPTED BY 58.81%* OF
SHAREHOLDERS: RETURN TO SIMPLE MAJORITY VOTE. Shareholders request that Honeywell International delete all requirements for more than a 51%-majority vote. This includes Honeywell's monumental 80%-supermajority requirement.

                        WHY RETURN TO SIMPLE MAJORITY VOTE?

 Reinstating simple majority vote is particularly important to hold Honeywell International's management accountable. The past year's operations have shown that the new mega-managed Honeywell will require greater scrutiny by shareholders and directors.

 Honeywell's Chief Promises Accounting After Profit Warning, Battering of Stock
                       Wall Street Journal  June 21, 2000

 The Council of Institutional Investors believes that super-majority rules are not in the best interest of shareholders, and has asked Honeywell to state how the majority vote received for last year's proposal will be evaluated.

 The Honeywell International super-majority provision means that if the vast majority of shareholders (but less than an overwhelming 80%) vote to change key rules, management can ignore the majority.

 On its first attempt at Honeywell, this resolution achieved an outstanding 58.81%* approval at the 2000 shareholder meeting. Shareholders do not benefit when directors are entrenched by an 80%-vote requirement for DIRECTOR REMOVAL WITH GOOD CAUSE.

 AT LAST YEARS ANNUAL MEETING, ONLY 79% OF TOTAL SHARES OUTSTANDING WERE REPRESENTED BY PROXY OR IN PERSON. IF HONEYWELL CAN ONLY GARNER 79% OF THE TOTAL SHARES OUTSTANDING TO VOTE, IT IS LUDICROUS TO EXPECT 80% OF THE SHARES OUTSTANDING TO APPROVE ANY PARTICULAR ISSUE.

 Last year, Honeywell hired one of the largest law firms in the United States in its attempt to kill this proposal. Fortunately, their argument did not stick with the SEC and shareholders were allowed to vote on the issue.

    Free shareholders from this restrictive burden. Vote yes to return balloting to a simple majority vote. Please note that abstentions will count as a vote against this proposal.

    Success builds upon success and your favorable vote will help build on the 58.81%* approval rate established last year.

                           RETURN TO SIMPLE MAJORITY VOTE
                                    YES ON 5

BOARD OF DIRECTORS' RECOMMENDATION -- THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREOWNERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

    Most proposals submitted to a vote of Honeywell's shareowners, whether by management or the shareowners, currently require a vote of a majority of the shares represented at a meeting, whether in person or by proxy. Consistent with applicable Delaware law, upon our incorporation in 1985, our shareowners approved a Certificate of Incorporation and By-laws that contained provisions requiring the vote of 80% of the outstanding shares for certain actions. These limited provisions relate to the elimination of the classified Board of Directors, removal of directors, the calling of special meetings of shareowners and the requirement that shareowner action be taken at a meeting.

    These special voting provisions of our Certificate of Incorporation and By-laws are intended to provide protection for all shareowners against self-interested actions by one or a few large shareowners. Similar provisions are included in the governing documents of many public corporations. They are intended to encourage a person making an unsolicited bid for Honeywell to negotiate with the

---------
*58.81% of yes/no votes cast.

Board of Directors to reach terms that are fair and provide the best results for all shareowners. Without such provisions, it may be possible for the holders of a majority of the shares represented at a meeting to take actions that would give them effective control of Honeywell without negotiating with the Board to achieve the best results for the other shareowners.

    The Board disagrees with many of the 'supporting statements' contained in this proposal.

    Adoption of this proposal would not in itself effectuate the changes contemplated by the proposal. Further action by the shareowners would be required to amend the By-laws and the Certificate of Incorporation. Under these documents, an 80% vote of the outstanding shares would be required for approval. Under Delaware law, amendments to the Certificate of Incorporation require a recommendation from the Board of Directors prior to submission to shareowners. While the Board would consider such amendments, it would do so consistent with its fiduciary duty to act in a manner it believes to be in the best interest of Honeywell and all of its shareowners.

    FOR THE REASONS STATED ABOVE, YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THIS PROPOSAL.

                               OTHER INFORMATION

SHAREOWNER PROPOSALS FOR 2002 ANNUAL MEETING

     In order for a shareowner proposal to be considered for inclusion in Honeywell International's proxy statement for the 2002 Annual Meeting pursuant to Rule 14a-8 of the Securities and Exchange Commission, the proposal must be received at the Company's offices a reasonable time before Honeywell begins to print and mail its proxy materials. The Company has set the deadline for receipt of such proposals as the close of business on February 28, 2002. Proposals submitted thereafter will be opposed as not timely filed.

     If a shareowner intends to present a proposal for consideration at the 2002 Annual Meeting outside the processes of SEC Rule 14a-8, Honeywell must receive notice of such proposal on or before April 30, 2002. Otherwise the proposal will be considered untimely under Honeywell's By-laws. In addition, Honeywell's proxies will have discretionary voting authority on any vote with respect to such proposal, if presented at the meeting, without including information regarding the proposal in its proxy materials.

    Any shareowner who wishes to submit a shareowner proposal, should send it to the Vice President and Secretary, Honeywell, 101 Columbia Road, Morris Township, New Jersey 07962.

DIRECTOR NOMINATIONS

    Honeywell's By-laws provide that any shareowner of record entitled to vote at the Annual Meeting who intends to make a nomination for director, must notify the Secretary of Honeywell in writing not more than 60 days and not less than 30 days prior to the meeting. The notice must meet other requirements contained in the By-laws, a copy of which can be obtained from the Secretary of Honeywell at the address set forth above.

EXPENSES OF SOLICITATION

    Honeywell pays the cost of preparing, assembling and mailing this proxy-soliciting material. In addition to the use of the mail, proxies may be solicited by Honeywell officers and employees by telephone or other means of communication. Honeywell pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals. In addition, Georgeson & Company Inc. has been retained to assist in the solicitation of proxies for the 2001 Annual Meeting of Shareowners at a fee of approximately $12,500 plus associated costs and expenses.

                                          By Order of the Board of Directors,

                                          Victor P. Patrick
                                          Vice President and Secretary

November 5, 2001

                     DIRECTIONS TO HONEYWELL'S HEADQUARTERS
                    101 COLUMBIA ROAD, MORRIS TOWNSHIP, N.J.


                [MAP OF DIRECTIONS TO HONEYWELL'S HEADQUARTERS]


 FROM RTE. 80 (EAST OR WEST) AND RTE. 287 SOUTH:
Take Rte. 80 to Rte. 287 South to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

 FROM RTE. 287 NORTH:
Take Rte. 287 North to Exit 37 (Rte. 24 East -- Springfield). Follow Rte. 24 East to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

 FROM NEWARK INTERNATIONAL AIRPORT:
Take Rte. 78 West to Rte. 24 West (Springfield -- Morristown). Follow Rte. 24 West to Exit 2A (Rte. 510 West -- Morristown), which exits onto Columbia Road. At second traffic light, make left into Honeywell.

                                     Appendix 1

Honeywell                   YOUR VOTE IS IMPORTANT
                          VOTE BY INTERNET / TELEPHONE
                          24 HOURS A DAY, 7 DAYS AWEEK



INTERNET
https://www.proxyvotenow.com/hon
o Go to the website address listed above.
o Have your proxy card ready.
o Enter your Control Number located in the box below.
o Follow the simple instructions that appear on your computer screen.

                                    TELEPHONE
                                 1-866-246-8471

               o Use any touch-tone telephone.
          OR   o This is a TOLL-FREE number.
               o Have your proxy card ready.
               o Enter your Control Number located in the box below.
               o Follow the simple recorded instructions.

                             MAIL

               o Mark, sign and date your proxy card.
          0R   o Detach your proxy card.
               o Return your proxy card in the postage-paid envelope provided.



Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

If you voted by the Internet or by telephone, do not return your proxy card by mail.

                             CALL TOLL-FREE TO VOTE
                            IT'S FAST AND CONVENIENT

                                 1-866-246-8471

                               CONTROL NUMBER FOR
                          TELEPHONE OR INTERNET VOTING

The Internet and telephone voting facilities will close at 9:00 a.m. E.S.T. on December 7, 2001.

          Please complete (X) in blue or black ink.
    [ ] Please sign exactly as name appears on this Proxy. Joint owners should all sign. Executors, administrators, trustees and others acting in a representative capacity should indicate title when signing.


--------------------------------------------------------------------------------
A vote"FOR" Proposals 1 and 2 is recommended by the Board of Directors:
--------------------------------------------------------------------------------

1. Election of Directors (James J. Howard, Bruce Karatz, Russell E. Palmer and Ivan G. Seidenberg)

FOR all    [ ]     WITHHOLD AUTHORITY    [ ]     EXCEPTION    [ ]
nominees           to vote for all nominees      (see instructions)


Instruction: To withhold authority to vote for any individual nominee(s), mark the "Exceptions" box and write the name(s) on the line below.

2. Appointment of Independent Accountants

FOR    [ ]     AGAINST    [ ]     ABSTAIN    [ ]


--------------------------------------------------------------------------------
A vote"AGAINST" Proposals 3 through 5 is recommended by the Board of Directors:
--------------------------------------------------------------------------------

3. Shareowner proposal regarding shareholder rights plans

FOR    [ ]    AGAINST    [ ]      ABSTAIN    [ ]

4. Shareowner proposal regarding the annual election of directors

FOR    [ ]    AGAINST    [ ]      ABSTAIN     [ ]

5. Shareowner proposal regarding shareowner voting provisions

FOR    [ ]    AGAINST    [ ]      ABSTAIN    [ ]

Shareholder sign here                                 Date
                     -----------------------------         -------------------

Co-Owner sign here
                   ------------------------------------------------------------

                                   Honeywell

                         Annual Meeting of Shareowners
                               101 Columbia Road
                          Morris Township, New Jersey

                                December 7, 2001
                                   10:00 A.M.

                                You May Vote by
                     the Internet, by Telephone or by Mail
                       (see instructions on reverse side)

                             Your Vote is Important

 Detach proxy card here if you are not voting by the Internet or by telephone.
--------------------------------------------------------------------------------

Honeywell

                                                                       P R O X Y

    This Proxy is Solicited on Behalf of the Board of Directors of Honeywell
       International Inc. Annual Meeting of Shareowners - December 7, 2001

         The undersigned hereby appoints LAWRENCE A. BOSSIDY, PETER M. KREINDLER and VICTOR P. PATRICK as proxies (each with power to act alone and with full power of substitution) to vote, as designated herein, all shares the undersigned is entitled to vote at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on December 7, 2001, and at any and all adjournments thereof. The proxies are authorized to vote in their discretion upon such other business as may properly come before the Meeting and any and all adjournments thereof.


         Your vote on the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: James J. Howard, Bruce Karatz, Russell E. Palmer and Ivan G. Seidenberg.

                                  NOTE: After signing, please insert this Proxy in the enclosed envelope so that the address below shows through the window.

To change your address,    [ ]    I plan to attend the            [ ]
please mark this box.             annual meeting.


                                  I agree to access future
To include any comments,   [ ]    proxy statements and            [ ]
please mark this box.             annual reports electronically.

I do not wish to receive
future annual reports for  [ ]
this account.

HONEYWELL INTERNATIONAL INC.
P.O. BOX 11464
NEW YORK, N.Y. 10203-0464


         IF PROPERLY SIGNED, DATED AND RETURNED, THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OR, IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3 THROUGH 5.

                                      (SPECIFY CHOICES AND SIGN ON REVERSE SIDE)

                                 Appendix 2

                      YOU MAY VOTE TOLL-FREE BY TELEPHONE
                                 OR BY INTERNET
              (OR BY COMPLETING THE VOTING INSTRUCTION FORM BELOW
                           AND RETURNING IT BY MAIL)


   TO VOTE BY TELEPHONE OR INTERNET, USE THE CONTROL NUMBER IN THE BOX BELOW YOUR VOTE MUST BE RECEIVED ON OR BEFORE 5:00 P.M. E.S.T. ON DECEMBER 3, 2001


Call Toll-Free
on a Touch-Tone Telephone
24 hours a day, 7 days a week
1-888-216-1304

Have this form available when you call the toll-free number. Then, just enter your control number and follow the recorded instructions.


                            -------------------------
                                                         YOUR CONTROL NUMBER
                            -------------------------

To vote by Internet, have this form available and follow the simple directions that appear on your computer screen. Internet voting site:
www.tabulationsplus.com/hon

                 (For mailing, detach at the perforation below)
--------------------------------------------------------------------------------

                     Request for Confidential Instructions
                Solicited on Behalf of the Board of Directors of
                          HONEYWELL INTERNATIONAL INC.
                                Pursuant to the
                     Honeywell Savings and Ownership Plan I
                    Honeywell Savings and Ownership Plan II
                       Vericor Power Systems Savings Plan
                                       and
         Honeywell Truck Brake Systems Company Savings Plan (the "Plans")

                            -------------------------
                                                         YOUR CONTROL NUMBER
                            -------------------------

The undersigned hereby instructs State Street Bank and Trust Company, Trustee under the Plans, to vote, as designated herein, all shares of common stock with respect to which the undersigned is entitled to instruct the Trustee as to voting under the Plans at the Annual Meeting of Shareowners of Honeywell International Inc. to be held on December 7, 2001, and at any and all adjournments thereof. The Trustee is also authorized to vote such shares in connection with the transaction of such other business as may properly come before the Meeting and any and all adjournments thereof.



Your vote for the election of Directors and the other proposals described in the accompanying Proxy Statement may be specified on the reverse side. The nominees for Director are: (01) James J. Howard, (02) Bruce Karatz, (03) Russell E. Palmer, and (04) Ivan G. Seidenberg.

IF THIS CARD IS PROPERLY SIGNED AND RETURNED, THE SHARES WILL BE VOTED AS SPECIFIED HEREIN OR, IF NO CHOICE IS SPECIFIED, THEY WILL BE VOTED "FOR" THE ELECTION OF ALL NOMINEES FOR DIRECTOR, "FOR" PROPOSAL 2 AND "AGAINST" PROPOSALS 3 THROUGH 5. THE TRUSTEE WILL VOTE SHARES AS TO WHICH NO INSTRUCTIONS ARE RECEIVED IN THE SAME RATIO AS SHARES WITH RESPECT TO WHICH INSTRUCTIONS HAVE BEEN RECEIVED FROM OTHER PARTICIPANTS IN THE PLANS.

                                         (CONTINUE AND SIGN ON THE REVERSE SIDE)

To vote toll-free by telephone or by Internet, see instructions on reverse side.
                                       or
       complete, sign and date the form below, detach at the perforation, and mail promptly in the enclosed, postage-paid envelope.



[X] Please mark votes as in the example in black or blue ink.

--------------------------------------------------------------------------------
A vote "FOR" Proposals 1 and  2 is recommended
by the Board of Directors:
--------------------------------------------------------------------------------
1. Election of Directors
NOMINEES:
         (01) James J. Howard, (02) Bruce Karatz, (03) Russell E. Palmer,
         (04) Ivan G. Seidenberg

     FOR                WITHHOLD AUTHORITY
ALL NOMINEES        To Vote for All Nominees       EXCEPTION
    [ ]                        [ ]                    [ ]

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark the "EXCEPTION" box and write the name(s) on the line below.




------------------------------------------------------------

2. Appointment of Independent Accountants.

FOR               AGAINST                    ABSTAIN
[ ]                 [ ]                        [ ]

--------------------------------------------------------------------------------
A vote "AGAINST" Proposals 3 through 5
is recommended by the Board of Directors:
--------------------------------------------------------------------------------

3. Shareowner proposal regarding shareholder rights plans.

  FOR              AGAINST                   ABSTAIN
  [ ]                [ ]                       [ ]

4.Shareowner proposal regarding the annual election of directors.


  FOR              AGAINST                   ABSTAIN
  [ ]                [ ]                        [ ]

5.Shareowner proposal regarding shareowner voting provisions.


  FOR              AGAINST                   ABSTAIN
  [ ]                [ ]                        [ ]

--------------------------------------------------------------------------------


------------------------------          Date:
Signature                                    -------------------------, 2001


(Please sign your name exactly as imprinted.  Do not print.)

                                     Appendix 3


                                                                          [Logo]
--------------------------------------------------------------------------------
LARRY BOSSIDY                       Honeywell
Chairman and                        P.O. Box 3000
Chief Executive Officer             Morristown, NJ 07962-2496

                                                                November 5, 2001

    Dear Savings Plan Participant,

    Enclosed are a proxy statement and meeting notice for the 2001 Honeywell Annual Meeting of Shareowners, which is being held later than usual this year because of the canceled merger with General Electric. The meeting will be held on Dec. 7, 2001, at the company's headquarters in Morristown, N.J.

    The proxy statement includes information on the proposals to be voted on, including the voting recommendations made by your Board of Directors. Also enclosed are instructions for letting State Street Bank and Trust Company, the Savings Plan trustee, know how to vote the Honeywell shares represented in your personal account.

    You may vote your shares on-line, over the phone or by returning the enclosed voting card by the deadline date. I encourage you to vote on the matters under consideration. If you own Honeywell shares outside of the Savings Plan, you will receive separate voting instructions and materials for those shares.

    The last two years have been challenging for Honeywell, its employees and shareowners. Faced with the recent severe decline in the world economy, we have our work cut out for us. We have taken a number of decisive actions to significantly improve our performance in 2002, position ourselves for long-term growth when the economy recovers, and resume our long history of creating superior shareowner returns.

    While we continue to face many challenges, there is reason for optimism moving forward. Lower interest rates, less expensive raw materials and government stimuli should help the economy recover in the coming year and Honeywell will benefit. Our Six Sigma Plus and digitization initiatives are driving productivity improvements and cost savings company-wide. And we are aggressively pursuing growth opportunities with a variety of promising new products, technologies and applications.

    Thank you for your continued commitment to Honeywell. The contributions of Honeywell employees are critically important as we work to achieve our objectives, make Honeywell a great place to work and continue our progress toward becoming a premier company that we can all be proud of.

                                            Sincerely,

                                            LARRY BOSSIDY

                                            LARRY BOSSIDY
                                            Chairman and Chief Executive Officer

Enclosures





                               STATEMENT OF DIFFERENCES

The registered trademark symbol shall be expressed as........................'r'